Exhibit 99.1

Strongbridge Biopharma plc Announces Acquisition of the U.S. and Canadian Rights to MACRILEN™ (macimorelin) from Aeterna Zentaris

~ MACRILEN is the First and Only FDA-Approved Oral Drug Indicated For the Diagnosis of Adult Growth Hormone Deficiency, a Rare Endocrine Disorder ~

~ MACRILEN is Strongbridge’s Second Commercial Product; Expands the Company’s Rare Endocrine Disease Portfolio and Complements its Late-Stage Clinical Development Program for RECORLEV™ (levoketoconazole) in Endogenous Cushing’s Syndrome ~

~ Strongbridge Expands Structured Financing Facility with CRG to Support the Anticipated Commercial Launch of MACRILEN in Mid-2018 ~

~ Strongbridge to Host Conference Call Today at 8:30 a.m. ET to Discuss the MACRILEN Acquisition ~

Dublin, Ireland and Trevose, Pa., January 17, 2018 — Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today announced that the Company has acquired the U.S. and Canadian rights to MACRILEN™ (macimorelin) from Aeterna Zentaris Inc. (Nasdaq: AEZS) (TSX: AEZS).  On December 20, 2017, the U.S. Food and Drug Administration (FDA) granted marketing approval for MACRILEN, an oral growth hormone secretagogue (GHS) receptor agonist, to be used in the diagnosis of patients with adult growth hormone deficiency (AGHD), which affects approximately 60,000 adults in the U.S. and Canada. MACRILEN has been granted orphan drug designation in the U.S. and has patents with expiration dates through late 2027.

“We are extremely proud to acquire the U.S. and Canadian rights to MACRILEN, the first and only oral drug approved in the U.S. to diagnose adult growth hormone deficiency, or AGHD. MACRILEN has Orphan Drug Designation in the U.S. and was developed to address important unmet needs in the diagnosis and appropriate treatment of adult growth hormone deficiency, a condition that we believe is too often under-recognized or misdiagnosed, in part because of the lack of accurate, convenient and safe diagnostic procedures,” said Matthew Pauls, president and chief executive officer of Strongbridge Biopharma. “The acquisition of MACRILEN builds upon our rare endocrine disease franchise and establishes our commercial presence in the space, marking an important step forward for Strongbridge’s overall growth and evolution. Importantly, this transaction occurs prior to the potential regulatory approval and market introduction of RECORLEV™ (levoketoconazole), currently in Phase 3 for endogenous Cushing’s syndrome, a condition often treated by the same endocrinologists who diagnose and treat AGHD,” Pauls added.

Under the terms of the license and assignment agreement, Strongbridge will make an upfront payment of $24 million to Aeterna Zentaris within five days of the effective date of the agreement.  Strongbridge has agreed to pay tiered royalties in the mid-to-high teens as a percentage of net sales as well as milestone payments upon FDA approval of a pediatric indication and the achievement of pre-determined sales levels. The license and assignment agreement also provides Strongbridge with an exclusive license to manufacture and commercialize MACRILEN in the U.S. and Canada. Aeterna Zentaris will remain responsible for a pediatric development program to support regulatory submission for approval with Strongbridge sharing oversight and paying for 70 percent of the cost of the program, or approximately $4 million over a three-year period. Strongbridge expects to commercially launch MACRILEN in mid-year 2018.

“There is a significant unmet need in the diagnosis and treatment of adult growth hormone deficiency, a disorder typically caused by injury or insult to the pituitary gland that often leads to metabolic, cardiovascular, musculoskeletal, and mental health issues,” said Fredric Cohen, M.D., chief medical officer of Strongbridge Biopharma. “Adult growth hormone deficiency assessments have typically been very onerous for doctors and patients alike. We believe that MACRILEN will provide patients and physicians with a potentially safer, more tolerable and more convenient option for making accurate AGHD diagnoses, and we look forward to working with the endocrinology community to bring MACRILEN to patients in the near future,” Dr. Cohen added.

In conjunction with the acquisition of MACRILEN, Strongbridge and CRG LP (“CRG”) have amended the Company’s existing senior credit facility (“Facility”) to increase total potential borrowing from $50 million to $100 million. Strongbridge has now borrowed $85 million pursuant to the Facility, inclusive of the $45 million borrowed upon amending the Facility (“Second Borrowing”).  Under the amended Facility, the Company has retained the option to borrow an additional $10 million based upon the achievement of certain revenue and market capitalization milestones on or prior to June 30, 2018 and now has an additional option to borrow an additional $5 million based upon the achievement of certain revenue and market capitalization milestones on or prior to December 31, 2018. The term of the loan remains six years, although the interest-only period has been extended by six months to December 31, 2020.  The Company has retained the option to extend the interest-only period to six years based upon the achievement of certain milestones during the interest-only period. As a condition to the Second Borrowing, the Company issued warrants with a seven-year term to CRG to purchase 1,248,250 of the Company’s ordinary shares at an exercise price of $10.00 per share. Strongbridge intends to use the upfront proceeds from the Second Borrowing to fund the acquisition and commercialization of MACRILEN as well as for corporate purposes and working capital.

Cantor Fitzgerald & Co. and MTS Health Partners acted as co-advisors to Strongbridge with respect to the transaction with Aeterna Zentaris, and Armentum Partners served as financial advisor to Strongbridge for the transaction with CRG.

Conference Call Details

Strongbridge will host a conference call today, Wednesday, January 17 at 8:30 a.m. ET. To access the live call, dial 844-285-7153 (domestic) or 478-219-0180 (international) with conference ID 2567659. The conference call will also be audio webcast from the Company’s website at www.strongbridgebio.com under the “Investor/Webcasts and Presentations” section. A replay of the call will be made available for one week following the conference call. To hear a replay of the call, dial 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 2567659.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s commercial portfolio within its rare neuromuscular and rare endocrine franchises includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of Primary Periodic Paralysis, and MACRILEN™ (macimorelin), the first and only FDA-approved oral drug indicated for the diagnosis of Adult Growth Hormone Deficiency. KEVEYIS has orphan drug exclusivity status in the U.S. to August 2022. MACRILEN has been granted orphan drug designation in the U.S. and has patents with expiration dates through late 2027. The Company’s rare endocrine franchise also includes a clinical-stage pipeline of therapies: RECORLEV™ (levoketoconazole), a cortisol synthesis inhibitor currently being studied for the treatment of endogenous Cushing’s syndrome, and veldoreotide, a next-generation somatostatin analog being investigated for the treatment of acromegaly, with potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan designation from the U.S. Food and Drug Administration and the European Medicines Agency. For more information, visit www.strongbridgebio.com.

About MACRILEN™

Important Safety Information

What is MACRILENTM?

MACRILEN (pronounced ma-kri-len) (macimorelin) is a prescription oral solution that is used to test for adult growth hormone deficiency (AGHD).

What should you know about MACRILEN?

•                  Taking MACRILEN with certain other medications may cause irregular changes to your heart rhythm. Before taking MACRILEN, tell your healthcare provider about all your medications, as you may need to temporarily stop taking some medications before you take MACRILEN.

•                  Some medications may cause a false positive result when taken with MACRILEN.  Before taking MACRILEN, tell your healthcare provider about all the medications you take, including growth hormone.

•                  Tell your healthcare provider if you were recently diagnosed with hypothalamic disease, as this can cause a false negative result with MACRILEN.

•                  You will need to fast (go without food) for at least 8 hours before taking MACRILEN.

What are the most common side effects with MACRILEN?

The most common side effects were changed sense of taste, dizziness, headache, fatigue, nausea, hunger, diarrhea, upper respiratory tract infection, feeling hot, excessive sweating, sore nose and throat, and decreased heart rate.

These are not all of the possible side effects of MACRILEN. Call your healthcare provider for medical advice about side effects. You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch/ or call 1-800-FDA-1088.

Please see Full Prescribing Information.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements. These statements relate to future events and involve known and unknown risks, including, without limitation, uncertainties regarding Strongbridge’s strategy, plans, anticipated investments, costs and results, product development and commercialization efforts and objectives of management for future operations. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

Contacts:

Corporate and Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com

Investor Relations

U.S.:

The Trout Group
Marcy Nanus
+1 646-378-2927
mnanus@troutgroup.com

Europe:

First House

Mitra Hagen Negård

+47 21 04 62 19

strongbridgebio@firsthouse.no

USA
900 Northbrook Drive
Suite 200
Trevose, PA 19053
Tel. +1 610-254-9200
Fax. +1 215-355-7389